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                                                                    EXHIBIT 99.1

                                                                    News Release

Contact:    John Swenson
            Asyst Technologies, Inc.
            510/661-5000

FOR IMMEDIATE RELEASE

                       ASYST TECHNOLOGIES REPORTS RESULTS
                        FOR THIRD QUARTER OF FISCAL 2004

               BOOKINGS INCREASE 121% SEQUENTIALLY TO NEW RECORD;
         FIRST GEN 6 FLAT PANEL PROJECT IMPACTS GROSS MARGIN FOR QUARTER

FREMONT, Calif., Feb. 3, 2004 - Asyst Technologies, Inc., (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced consolidated financial results for its fiscal third quarter ended Dec. 27, 2003.

      Net bookings in the quarter were $133.7 million, up 121% sequentially from net bookings of $60.5 million in the prior quarter. Bookings of $53.5 million for tool and fab automation products and services were up 68% compared with $31.9 million in the prior quarter. AMHS bookings of $80.2 million increased 180% over the $30.4 million reported in the prior quarter.

      For the quarter, Asyst reported net sales of $74.9 million, up 46% from $51.3 million reported in the prior quarter. GAAP net loss for the fiscal third quarter, including charges, was $22.1 million, or $0.52 per share, compared with a net loss on the same basis of $16.3 million, or $0.41 per share in the fiscal second quarter.

      Results for the fiscal third quarter included charges of $10.1 million, as follows:

      -     $5.4 million for AMHS loss contracts.

      -     $0.9 million of inventory impairment on AMHS products.

      -     $1.7 million of restructuring and other costs.

      - A $2.1 million adjustment to selling, general and administrative expense related to fiscal years 2002 and 2003, and the first six months of fiscal 2004. The effect of the adjustment on any prior quarter or year was not material.

      The above items, adjusted for the impact of taxes and minority interest, increased reported net loss for the fiscal third quarter by $5.7 million, or $0.13 per share. Amortization of intangibles and stock compensation expense associated with prior acquisitions, adjusted for the impact of taxes and minority interest, contributed an additional $2.5 million, or $0.06 per share, to the reported net loss for the period.

      Gross margin at ATI, the company's base business, was 26%, up from 25% in the prior quarter. The company's continuing transition to outsourced manufacturing and a lower cost supply chain at ATI helped to drive gross margin improvement quarter-over-quarter, but was partially offset by an increased mix of legacy portal and sorter products, which carry lower gross margins. Gross margin of 5% at Asyst Shinko Co. Ltd. (ASI), the company's 51%-owned joint venture, was unfavorably impacted by the

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previously mentioned loss contracts and inventory impairment. The loss contracts relate primarily to the first installations of new flat panel display (FPD) products, including the company's new Gen 6 FPD product line being installed in the first phase of a Gen 6 factory in South Korea and a new overhead delivery system for a new customer building the first phase of a Gen 5 factory in China. Other projects and services that contributed to ASI revenue in the quarter delivered an average gross margin of 25%, which was in line with management's expectations. The company's consolidated gross margin therefore came in at 14.1%.

      Fiscal third quarter research and development expense was $9.2 million, compared with $8.4 million in the prior quarter, as a result of increased engineering activity related to the company's Spartan unified atmospheric wafer handling solution and AMHS. Selling, general and administrative (SG&A) expense for the quarter of $18.8 million includes the previously mentioned $2.1 million of charges. Excluding these charges, SG&A spending was modestly higher as a result of increased pre-sales activity.

      "Asyst had a record bookings quarter, driven by above-industry 78% growth in our base business and more than 20 major wins in AMHS for greenfield and expansion projects in 200mm, 300mm, and FPD," said Steve Schwartz, chairman and CEO. "The wins in FPD AMHS are particularly compelling, as we entered the quarter with a very small share of this extremely large market. We targeted the market aggressively with new products that leverage our core technologies for silicon material transport and now have two strong customers to showcase our capabilities. We believe that future installations of these products and future phases of these customer projects will be profitable."

HIGHLIGHTS

      - The company won contracts representing 20 different significant AMHS projects during the fiscal third quarter. These included:

            o     Phase one for a new 300mm fab being built in China

            o     Phase one of a new Gen 5 FPD factory in China

            o     Phase one of a previously announced new Gen 6 fab in South
                  Korea

            o     Expansions of seven existing 300mm fabs

            o     Expansions of seven existing 200mm fabs

            o     Expansions of three existing Gen 4 and Gen 5 FPD fabs

      - The company achieved a total of 7 competitive OEM design wins (technical qualifications or initial orders) for its hardware and software products as well as two OEM migrations from earlier technology to the latest generation IsoPort(TM) 300mm loadport.

      - Asyst achieved a significant, competitive loadport win with a major European-based manufacturer for the customer's new 200mm factory in Singapore.

      - The company won a milestone order to install its GW EIB(TM) Equipment Information Bridge, a new software product, in the back-end factories of a major North American-based chipmaker.

BALANCE SHEET

During the fiscal third quarter, the company sold 6.9 million shares of common stock for net proceeds of approximately $99 million. Subsequent to the offering, the company completely paid down its $25 million credit facility and paid down other current liabilities. Cash and cash equivalents at quarter-end totaled $122.4 million, $13.8 million of which is for the exclusive use of ASI.

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      Under GAAP percentage-of-completion accounting, which is used to recognize revenue at ASI, the company had approximately $49.3 million and $35.0 million of unbilled receivables as of Dec. 27, 2003 and Sept. 27, 2003, respectively.

OUTLOOK

Following is GAAP guidance for the fiscal fourth quarter ending March 27, 2004:

      - The company anticipates net sales at ATI in the range of $42 to $45 million with gross margin of approximately 30%.

      - The company anticipates net sales at ASI in excess of $65 million. Approximately half of this business is expected to carry a gross margin in the historical range of 20%. The remainder of sales for the quarter are expected to come from the previously mentioned loss contracts, which will provide a gross margin of 0%.

      - Research and development and selling, general and administrative expenses are expected to be in the range of $27 million to $28 million. This reflects modest increases in R&D and higher selling and marketing costs associated with the anticipated increase in sales.

      - The company is continuing its previously announced cost reduction initiatives and anticipates potentially incurring $3 million to $5 million of restructuring charges over the next several quarters.

      - Amortization of intangibles is expected to be approximately $5.3 million.

      - Stock compensation expense associated with prior acquisitions is expected to be $0.3 million.

      - The company expects net other expense, primarily interest expense offset by royalty income, to be approximately $0.5 million

      - Net taxes are expected to show a benefit of approximately $0.4 million. The company pays taxes in Japan based on the profitability of ASI at a 42% statutory rate and has essentially a 0% tax rate at ATI.

      - Minority interest in ASI (that portion of ASI's net operating results attributable to the minority partner) is expected to be a benefit of approximately $0.7 million.

ABOUT ASYST

Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

CONFERENCE CALL DETAILS

A live webcast of the conference call to discuss the quarter's financial results will take place today at 5:30 p.m. Eastern Time. The webcast will be publicly available on Asyst's website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the "webcast" link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst's website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000,

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followed by the passcode 567319#. The audio instant replay is available from
Feb. 3 at 7:30 p.m. Eastern Time through Feb. 17 at 11:59 p.m. Eastern Time.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the volatility of semiconductor industry cycles, continued ability to maintain and improve gross margins through outsourced manufacturing, to reduce operating expenses, and to manage cash flows (and the timing and degree of any such improvements in gross margins, reductions in operating expenses and management of cash flows), failure to respond to rapid demand shifts, dependence on a few significant customers, the transition of the industry from 200mm wafers to 300mm wafers and the timing and scope of decisions by manufacturers to transition and expand fabrication facilities, continued risks associated with the acceptance of new products and product capabilities, the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue, competition in the semiconductor equipment industry and specifically in AMHS, failure to integrate in an efficient and timely manner acquired companies and to complete planned restructuring and outsourcing programs, failure to retain and attract key employees, and other factors more fully detailed in the company's annual report on Form 10-K (as amended) for the year ended March 31, 2003, and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

                               (TABLES TO FOLLOW)

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                            ASYST TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited; in thousands)

                                                                 DECEMBER 27,    SEPTEMBER 27,     MARCH 31,
                                                                    2003             2003            2003
                                                                    ----             ----            ----
ASSETS
Current assets:
        Cash, cash equivalents and short-term investments         $ 122,406       $  77,444       $  96,214
        Restricted cash and equivalents                               2,341           2,268           3,088
        Accounts receivable, net                                    122,699          81,848          74,878
        Inventories                                                  20,577          17,581          22,204
        Prepaid expenses and other                                   10,613           9,651          10,317
                                                                  ---------       ---------       ---------
               Total current assets                                 278,636         188,792         206,701
                                                                  ---------       ---------       ---------
Long-term assets:
        Property and equipment, net                                  23,799          23,760          24,295
        Goodwill                                                     71,503          69,428          65,505
        Intangible assets, net                                       70,210          73,520          76,862
        Other assets                                                  2,573           2,744          21,862
                                                                  ---------       ---------       ---------
               Total long-term assets                               168,085         169,452         188,524
                                                                  ---------       ---------       ---------
                                                                  $ 446,721       $ 358,244       $ 395,225
                                                                  =========       =========       =========
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:

        Accounts payable                                          $  65,967       $  45,248       $  45,027
        Accrued liabilities and other                                52,026          50,145          50,572
        Short-term loans and notes payable                           23,888          18,009          17,976
        Current portion of long-term debt and finance leases          2,544          27,477           1,273
        Deferred revenue                                              2,779           1,416           2,130
                                                                  ---------       ---------       ---------
               Total current liabilities                            147,204         142,295         116,978
                                                                  ---------       ---------       ---------
Long-term liabilities:
        Convertible debentures                                       86,250          86,250          86,250
        Long-term debt                                                5,743           6,273          28,562
        Deferred tax liability                                       24,181          23,227          23,754
        Other long-term liabilities                                  12,340          12,434          12,754
                                                                  ---------       ---------       ---------
               Total long-term liabilities                          128,514         128,184         151,320
                                                                  ---------       ---------       ---------

Minority interest                                                    63,310          62,714          58,893

Shareholders' equity:
        Common Stock                                                444,247         343,176         332,569
        Deferred stock-based compensation                            (3,215)         (3,588)         (3,992)
        Accumulated deficit                                        (340,996)       (318,939)       (265,248)
        Accumulated other comprehensive income                        7,657           4,402           4,705
                                                                  ---------       ---------       ---------
               Total shareholders' equity                           107,693          25,051          68,034
                                                                  ---------       ---------       ---------
                                                                  $ 446,721       $ 358,244       $ 395,225
                                                                  =========       =========       =========
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                            ASYST TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited; in thousands, except per share data)

                                                                             THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                        DECEMBER 27,    DECEMBER 28,   DECEMBER 27,    DECEMBER 28,
                                                                            2003            2002           2003           2002
                                                                            ----            ----           ----           ----
Net sales                                                                $  74,888       $  75,624      $ 171,505       $ 199,807
Cost of sales                                                               64,301          56,495        144,475         135,955
                                                                         ---------       ---------      ---------       ---------
Gross profit                                                                10,587          19,129         27,030          63,852
                                                                         ---------       ---------      ---------       ---------
Operating expenses:
   Research and development                                                  9,204          11,160         27,219          31,510
   Selling, general and administrative                                      18,755          20,462         51,274          54,346
   Amortization of acquired intangible assets                                5,271           5,707         14,834           9,273
   Restructuring and other charges                                           1,743           2,519          6,593           7,019
   Asset impairment charges                                                     --           8,398          6,853          15,519
   In-process research and development costs of acquired businesses             --           5,750             --           7,834
                                                                         ---------       ---------      ---------       ---------
          Total operating expenses                                          34,973          53,996        106,773         125,501
                                                                         ---------       ---------      ---------       ---------
Operating loss                                                             (24,386)        (34,867)       (79,743)        (61,649)
Other income (expense), net                                                 (2,205)         (2,578)        (4,593)         (5,228)
                                                                         ---------       ---------      ---------       ---------
Loss from continuing operations before income taxes                        (26,591)        (37,445)       (84,336)        (66,877)
Provision (benefit) from income taxes                                       (2,117)             --         (4,502)         58,628
Minority interest                                                           (2,417)         (4,824)        (4,086)         (4,824)
                                                                         ---------       ---------      ---------       ---------
Net loss from continuing operations                                        (22,057)        (32,621)       (75,748)       (120,681)
Discontinued operations, net of income tax                                      --          (8,300)            --         (11,753)
                                                                         ---------       ---------      ---------       ---------
Net loss                                                                 $ (22,057)      $ (40,921)     $ (75,748)      $(132,434)
                                                                         =========       =========      =========       =========
Basic and diluted loss per share:

   Continuing operations                                                 $   (0.52)      $   (0.86)     $   (1.89)      $   (3.23)
   Discontinued operations                                                      --           (0.22)            --           (0.32)
                                                                         ---------       ---------      ---------       ---------
   Total basic and diluted loss per share                                $   (0.52)      $   (1.08)     $   (1.89)      $   (3.55)
                                                                         =========       =========      =========       =========
Shares used in the per share calculation-basic and diluted:                 42,206          37,932         40,066          37,316
                                                                         =========       =========      =========       =========

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                            ASYST TECHNOLOGIES, INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
                (Unaudited; in thousands, except per share data)

                                                    THREE MONTHS ENDED DECEMBER 27, 2003
                                                       ATI        ASI      CONSOLIDATED
                                                       ---        ---      ------------
IMPACT OF CHARGES AND AMORTIZATION
Cost of sales:
 Loss contracts                                                 $ 5,404         $ 5,404
 Inventory                                                          900             900
Selling, general and administrative:
 SG&A relating to FY02, FY03, 1HFY04                   2,100                      2,100
 Amortization of stock-based compensation                277                        277
Amortization of intangibles                            1,004      4,267           5,271
Restructuring and other charges                        1,743                      1,743
                                                     -------    -------         -------
Total                                                  5,124     10,571          15,695
Amount after tax (@42% for ASI, 0% for ATI)            5,124      6,131          11,255
Minority interest                                          0      3,004           3,004
                                                     -------    -------         -------
Impact on net loss                                   $ 5,124    $ 3,127         $ 8,251

Impact on net loss per share                         $ 0.121    $ 0.074         $ 0.195

IMPACT OF CHARGES AND AMORTIZATION BY COMPONENT
(NET OF TAXES AND MINORITY INTEREST)
All charges                                                                     $ 5,708
 Related EPS                                                                    $ 0.135

Amortization                                                                    $ 2,543
 Related EPS                                                                    $ 0.060
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